SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):
April 2, 2007

HYDROGEN POWER, INC.
(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1942 Westlake Avenue, Suite 1010
Seattle, WA 98101
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 448-5073

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 2, 2007, Mr. Michael Hines, Chief Financial Officer of Hydrogen Power, Inc. (“HPI” or the “Company”), resigned his position Chief Financial Officer.

Effective April 5, 2007, the Company’s board of directors appointed Mr. James G. Matkin, currently Special Counsel of the Company, to the additional position of Corporate Secretary of HPI replacing Thomas B. Olson, who is no longer an executive officer of HPI as a result of Mr. Matkin’s appointment. No material contracts were entered into with Mr. Matkin in connection with his appointment and Mr. Matkin was involved in no transactions with the Company in its previous fiscal year amounting to greater than $120,000.

Mr. Matkin, who was appointed as special counsel to the board on January 2, 2007, served as the Executive Chairman of the Company’s former subsidiary Hydrogen Power, Inc. from September 2004 until its merger with the Company in March 2006, and has continued to serve as counsel to the Company since that time. Mr. Matkin was the chief executive officer of the Law Society of British Columbia from 1998 to 2005. He served as a member of the board of directors of GT Group Telecom Inc., a leading telecommunications service provider, from 1997 to 2002. Mr. Matkin previously founded Juricert Inc., a provider of PKI and authentication services for internet commerce, while chief executive officer of the Law Society. Juricert is a private company wholly owned by the Law Society of British Columbia. Mr. Matkin is a director of Global Hydrofuel Technologies Inc., a significant shareholder of the Company. Mr. Matkin obtained a Master of Laws from Harvard University and a Bachelor of Laws from the University of Alberta. Mr. Matkin also holds a Bachelor of Arts Degree from the University of Alberta. Mr. Matkin was a director of the Bank of Canada from 1992 to 1995, a director of ITT Canada in 1990 and a director of the British Columbia Workers Compensation Board from 1990 to 1993.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: April 6, 2007	By: /s/ James G. Matkin James G. Matkin, Secretary